UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2004

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4034	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On September 13, 2004, DaVita Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Denise K. Fletcher. Under the terms of the Agreement, Ms. Fletcher will serve as the Company’s Senior Vice President, Special Advisor to the Chief Executive Officer, until November 10, 2004, at which time she will assume the office of Chief Financial Officer of the Company. Ms. Fletcher will receive an annual base salary of $350,000 and is eligible to receive a performance bonus of up to $350,000, as determined by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board of Directors. Ms. Fletcher will receive a $35,000 signing bonus and will be reimbursed for her relocation costs. The Agreement also provides for a grant of stock options to purchase 150,000 shares of the Company’s common stock at an exercise price of $30.24 per share. The options have a five year term and vest 25% on the first anniversary date of the grant, 8.33% on the twentieth month following the grant and 8.33% every fourth month thereafter. Ms. Fletcher’s entire award of stock options shall vest immediately upon a change of control.

Under the terms of the Agreement, Ms. Fletcher is an “at-will” employee, which means that either Ms. Fletcher or the Company may terminate her employment at any time. In the event that Ms. Fletcher’s employment is terminated without cause, if she resigns for good cause, or if she is constructively discharged, Ms. Fletcher is entitled to receive her base salary for a period of two years following termination and health benefits for a period of one year following termination. Ms. Fletcher is entitled to receive her base salary for a period of one year if Kent Thiry is no longer Chief Executive Officer of the Company at any time during the first two years of her employment, so long as she resigns within sixty days of such occurrence. If at any time during the first two years of Ms. Fletcher’s employment, Kent Thiry is no longer Chief Executive Officer of the Company and she has resigned within sixty days of a constructive discharge or for good cause, the vesting of her stock option grant shall be accelerated by one year. The Agreement provides further that Ms. Fletcher is prohibited from competing with the Company or from soliciting employees, patients, physicians or customers of the Company for a period of two years following the termination of her employment for any reason.

Ms. Fletcher does not have any other material relationship with the Company or its affiliates.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 13, 2004, the Board of Directors of the Company approved the appointment of Denise K. Fletcher, age 56, as the Company’s Senior Vice President, Special Advisor to the Chief Executive Officer, and the subsequent appointment of Ms. Fletcher as the Company’s Chief Financial Officer effective November 10, 2004. From September 2000 until May 2003, Ms. Fletcher served as Executive Vice President, Chief Financial Officer and Treasurer of MasterCard Incorporated, a leading global payment solutions company. From 1996 until joining Mastercard, Ms. Fletcher was Senior Vice President and Chief Financial Officer of Bowne & Company, a global provider of document management services. Prior to joining Bowne, Ms. Fletcher served as Managing Director of Fletcher Associates, Inc., a consulting company, and from 1980 to 1988, Ms. Fletcher was the Treasurer of The New York Times Company, a diversified media company. Ms. Fletcher is a director of Unisys Corporation, Sempra Energy and Orbitz, Inc. No entity for which Ms. Fletcher previously served as an officer or director or currently serves as a director is a parent, subsidiary, or affiliate of the Company.

The Company entered into an Employment Agreement with Ms. Fletcher on September 13, 2004, as more fully described in Item 1.01 above. Ms. Fletcher does not have any family relationship with any other executive officer of the Company, with any director of the Company, or with any person selected to become an officer or a director of the Company. Neither Ms. Fletcher, nor any member of her immediate family, are a party to any other transactions or proposed transactions with the Company.

Item 8.01.	Other Events.

Attached hereto as Exhibit 99.1 is a press release issued on September 15, 2004 announcing the appointment of Denise K. Fletcher as the Senior Vice President, Special Advisor to the Chief Executive Officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number

10.1	Employment Agreement, dated September 13, 2004, by and between DaVita Inc. and Denise K. Fletcher.

99.1	Press Release of DaVita Inc., dated September 15, 2004.

Note: The information contained in Item 8.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: September 16, 2004	/s/ GARY W. BEIL
Gary W. Beil Interim Chief Financial Officer, Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated September 13, 2004, by and between DaVita Inc. and Denise K. Fletcher.

99.1	Press Release, dated September 15, 2004.